UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
(X) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   NORD, EVAN W.
   28601 CLEMENS ROAD
   WESTLAKE, OH  44145
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   NORDSON CORPORATION
   NDSN
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   11/03/02
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   RETIRED DIRECTOR
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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COMMON STOCK                 |      |    |                  |   |           |359,004            |D     |                           |
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COMMON STOCK                 |      |    |                  |   |           |108,961            |I     |BY SPOUSE                  |
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COMMON STOCK                 |      |    |                  |   |           |1,524,240 (1)      |I     |BY TRUST                   |
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COMMON STOCK                 |      |    |                  |   |           |1,000,000          |I     |BY TRUST                   |
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(1)  Previously reported as 1|      |    |                  |   |           |                   |      |                           |
,524,000 shares owned indirec|      |    |                  |   |           |                   |      |                           |
tly in Trust.                |      |    |                  |   |           |                   |      |                           |
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       Reporting to correct t|      |    |                  |   |           |                   |      |                           |
ypographical error.          |      |    |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Stock Units             |        |     |    |           |   |     |     |COMMON STOCK|       |*      |14,475      |D  |            |
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Explanation of Responses:
* Stock units accrued through Nordson's Director's Deferred Compensation Plan as of 11/3/02 and have accrued on a periodic basis. Receipt of stock is not permisible until Director ceases to be
    a
Director.
SIGNATURE OF REPORTING PERSON
Robert E. Veillette, Attorney-In-Fact
DATE
12/16/02